Exhibit 5.1
October 17, 2008
Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002
Gentlemen,
     I am Senior Counsel – Corporate & Securities of Waste Management, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the issuance of 318 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The 318 shares of Common Stock are being issued under a registration statement on Form S-3 (No. 333-137526) filed under the Securities Act of 1933, as amended.
     I have examined corporate documents of the Company, including its Certificate of Incorporation and Bylaws, and resolutions adopted by its board of directors and committees thereof. I have also examined the Registration Statement, together with the exhibits thereto, and such other documents that I have deemed necessary for the purposes of expressing the opinion contained herein. I have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to my opinion. I have made no independent investigation regarding such representations and certificates.
     Based upon the foregoing, I am of the opinion that the Common Stock is validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Amanda K. Maki
Amanda K. Maki
Senior Counsel – Corporate & Securities